Exhibit 99

Contacts:
Richard C. Baylor, CEO
Phone: 740-435-2040
Or
Mark A. Severson, CFO
Phone: 740-435-2055
NEWS RELEASE
Release Date: January 20, 2006
Release Time: 4:30 P.M.
Camco Financial Announces Strong Fourth Quarter and Year 2005 Results
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation announced a 32% increase in net earnings for the quarter ended December 31, 2005 of $2.47 million or $.32 per basic share as compared with $1.87 million or $.24 per basic share for the same quarter in 2004 which excludes the impact of certain extraordinary items. Camco’s reported net earnings for the quarter ended December 31, 2005 were $2.47 million or $.32 per basic share as compared with a reported net earnings loss of $6.57 million or $.89 per basic share for the same quarter in 2004. The reported earnings in the quarter ended December 31, 2004 included extraordinary items such as the restructuring of a significant portion of Federal Home Loan Bank (FHLB) borrowings amounting to a net loss of $1.63 per share and the sale of two bank branches which amounted to a net gain of $.53 per share.
Excluding the 2004 extraordinary items noted above, Camco’s net earnings for the year ended December 31, 2005 were $8.77 million or $1.15 per basic share as compared with $5.90 million or $.79 per basic share for 2004, an increase of 49%. For the year ended December 31, 2005 Camco’s reported net earnings, including the extraordinary items noted above, were $8.77 million or $1.15 per basic share compared with a net loss of $2.54 million or $.34 per share for the year ended 2004.

Camco’s President & CEO, Richard C. Baylor commented, “2005 was a good year for Camco Financial Corporation. We increased operating earnings, strengthened our balance sheet, invested in our banking franchise, and continued to make progress on all aspects of our long term strategic plan. Through these actions we are moving forward on our goal of building a better community bank for our customers, our employees, our communities, and our stockholders. One significant factor behind our solid 2005 performance was our decision in December 2004 to refinance $144.1 million in fixed rate borrowings. As well, the resulting reduction in interest rate risk and interest expense significantly benefited our 2005 earnings and will continue to benefit earnings over the next four years. Although this was one factor in the earnings increase in 2005, it was not the only one. Besides lowering our cost of funds, we also succeeded in adding higher margin commercial and consumer loans to our portfolio. These two factors combined to improve our net interest margin to 3.00% in 2005 from 2.49% in 2004.”
Review of significant areas:
Net Interest Margin — In 2005, management was able to produce significant improvement in the net interest margin. This improvement was the result of Camco’s continued emphasis on growth in the commercial, commercial real estate and consumer loan portfolios and effective cost of funds management, emphasizing lower cost, transaction-based deposit accounts as well as the significant restructuring of FHLB borrowings that occurred at the end of 2004. For the 4th quarter 2005, the net interest margin increased to 3.17% from 2.55% for 2004, for the year ended December 31, 2005 the net interest margin increased to 3.00% from 2.49% for calendar year 2004.
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Non-Interest Income — For the quarter ended December 31, 2005, non-interest income was $1.71 million versus $8.55 million for the same period last year. Excluding the sale of our Ashland-Kentucky banking division as well as facilities in New Philadelphia, Ohio and Cresent Springs, Kentucky, non-interest income would have been 1.92 million in 2004. The primary reason for this decline in non-interest income was the change year-to-year in the sale of real estate acquired through foreclosure from a net gain in the 4th quarter 2004 of $123,000 to a net loss in the 4th quarter 2005 of $39,000.
Operating Expenses — For the quarter ended December 31, 2005, operating expenses were $5.64 million versus $24.43 million for the 4th quarter 2004. Excluding the effect of the restructuring of FHLB borrowings in the 4th quarter of 2004, operating expenses were $5.64 million and $5.55 million in 2005 and 2004 respectively, or an increase of 1.69%.
Asset Quality — Non-performing loans as a percentage of loans increased from 1.17% at December 31, 2004 to 1.64% at December 31, 2005. The allowance for loan losses as a percentage of loans has increased from 78 basis points at December 31, 2004 to 82 basis points at December 31, 2005. Management is committed to reducing the level of non-performing loans over the coming months. Although management believes the allowance for loan losses at December 31, 2005 is adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Camco’s results of operations.
Strategic Vision — Camco continues to actively execute and manage it’s long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate, and consumer loan portfolios as well as transaction-based deposits. Critical to this strategy is the
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com growth of the balance sheet and the corresponding increase in net interest margin. Complementary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.
Camco Financial Corporation, holding company for Advantage Bank, is a $1.08 billion multi-state community bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
Additional information about Camco Financial may be found on Camco’s web site: www.advantagebank.com.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	Audited
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04
Assets

Cash and Cash Equivalents	33,085	34,274	36,778	39,795	$42,894
Investments	113,690	113,206	113,517	109,179	108,429

Loans Held for Sale	1,968	5,317	3,441	4,616	2,837

Loans Receivable	853,701	856,468	847,731	843,777	840,305
Allowance for Loan Loss	(6,959)	(6,642)	(6,540)	(6,637)	(6,476)

Loans Receivable, Net	846,742	849,826	841,191	837,140	833,829

Goodwill	6,683	6,683	6,683	6,683	6,736
Other Assets	69,080	68,014	67,747	67,221	71,098

Total Assets	$1,071,248	$1,077,320	$1,069,357	$1,064,634	$1,065,823

Liabilities

Deposits	660,242	669,908	669,283	674,853	$667,778
Borrowed Funds	307,223	305,211	298,295	289,302	295,310
Other Liabilities	13,020	11,835	11,123	10,900	13,414

Total Liabilities	980,485	986,954	978,701	975,055	976,502

Stockholders Equity	90,763	90,366	90,656	89,579	89,321

Total Liabilities and Stockholders’ Equity	$1,071,248	$1,077,320	$1,069,357	$1,064,634	$1,065,823

Stockholders’ Equity to	8.47%	8.39%	8.48%	8.41%	8.38%
Total Assets

Total Shares Outstanding	7,578,713	7,621,385	7,643,746	7,678,747	7,663,153

Book Value Per Share	$11.98	$11.86	$11.86	$11.67	$11.66

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	13,163	$12,729	$12,311	$11,962	$12,188
Mortgage-backed securities	655	679	742	751	785
Investment securities	466	358	257	185	178
Interest-bearing deposits and other	873	689	651	607	610

Total Interest Income	15,157	14,455	13,961	13,505	13,761

Interest Expense:
Deposits	4,136	4,009	3,786	3,503	3,723
Borrowings	2,922	2,893	2,646	2,634	3,355

Total Interest Expense	7,058	6,902	6,432	6,137	7,078

Net Interest Income	8,099	7,553	7,529	7,368	6,683
Provision for Losses on Loans	520	360	360	240	855

Net Interest Income After Provision for Loan Losses	7,579	7,193	7,169	7,128	5,828

Noninterest Income
Late charges, rent and other	550	818	715	745	585
Loan servicing fees	363	368	371	378	381
Service charges and other fees on deposits	393	370	386	334	404
Gain on sale of loans	119	215	179	170	140
Mortgage servicing rights	287	(276)	(42)	51	269
Gain on sale of investment, mbs & fixed assets	36	66	0	19	6,653
Gain on sale of real estate acq’d through foreclosure	(39)	(18)	25	9	123

Total noninterest income	1,709	1,543	1,634	1,706	8,555

Non interest expense
Employee compensation and benefits	2,932	3,008	2,811	2,964	2,655
Occupancy and equipment	711	780	763	797	821
Data processing	373	317	347	331	331
Advertising	341	345	303	229	225
Franchise taxes	50	71	67	79	201
Other operating	1,237	1,214	1,519	1,165	1,317
FHLB prepayment penalty	0	0	0	0	18,879

Total noninterest expense	5,644	5,735	5,810	5,565	24,429

Net Income — Before Income Tax	3,644	3,001	2,993	3,269	(10,046)
Provision for income taxes	1,174	963	953	1,051	(3,476)

Reported Net Income	2,470	2,038	2,040	2,218	(6,570)

Adjusted for non-recurring items
Sale of branches	0	0	0	0	(4,024)
FHLB Prepayment costs (net of tax)	0	0	0	0	12,460

Net Earnings from Operations	2,470	2,038	2,040	2,218	1,866

Earnings Per Share Reported:
Basic	$0.32	$0.27	$0.27	$0.29	($0.89)
Diluted	$0.32	$0.27	$0.27	$0.29	N/A
Earnings Per Share Operations:
Basic	$0.32	$0.27	$0.27	$0.29	$0.24
Diluted	$0.32	$0.27	$0.27	$0.29	$0.24

Basic Weighted Number of Shares Outstanding	7,610,499	7,632,132	7,660,120	7,677,795	7,645,005
Diluted Weighted Number of Shares Outstanding	7,614,127	7,638,147	7,681,186	7,711,433	7,684,500

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended December 31, 2005 and 2004
(In thousands, except for per share data and shares outstanding)

	12 Months	12 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	12/31/05	12/31/04	12/31/05	12/31/04
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reported:
Return on Average Equity	9.68%	– 2.70%	10.86%	– 6.86%

Return on Average Assets	0.82%	– 0.24%	0.92%	– 0.60%

Interest Rate Spread	2.79%	2.26%	2.91%	2.33%

Net Interest Margin	3.00%	2.49%	3.17%	2.55%

Yield on earning assets	5.61%	5.17%	5.92%	5.25%

Cost of deposits	2.41%	2.09%	2.62%	2.16%

Cost of funds	3.73%	4.89%	3.85%	4.81%

Total cost of interest bearing liabilities	2.83%	2.91%	3.02%	2.92%

Noninterest expense/average assets	2.13%	3.89%	2.11%	8.83%

Efficiency Ratio	61.26%	111.18%	57.54%	160.32%

Non performing assets to total assets	1.54%	1.14%	1.54%	1.14%

Non performing loans to total net loans including loans held for sale	1.64%	1.17%	1.64%	1.17%

Allowance for loan losses to total loans	0.82%	0.78%	0.82%	0.78%
Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
December, September and June 2005
(In thousands, except for per share data and shares outstanding)

	Average Table — Quarter Ended
	Dec 31, 2005			Sept 30, 2005			Jun 30, 2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest — Earning Assets:
Loans held for sale	3,197			4,547			4,078
Loans receivable — net	846,361	13,163	6.20%	848,600	12,729	5.97%	839,894	12,311	5.83%
Mortgage-backed securities	67,372	655	3.89%	73,290	679	3.71%	78,766	742	3.77%
Investment securities	47,013	466	3.96%	39,555	358	3.62%	30,723	257	3.35%
Interest-bearing deposits and other	59,556	873	5.86%	60,004	689	4.59%	59,353	651	4.39%

Total interest earning assets	1,023,499	15,157	5.92%	1,025,996	14,455	5.64%	1,012,814	13,961	5.51%

Noninterest-earning assets	46,927			50,918			52,489

Total Assets	1,070,426			1,076,914			1,065,303

Interest-Bearing Liabilities:

Deposits	632,190	4,136	2.62%	642,363	4,009	2.50%	646,923	3,786	2.34%
Advances	303,310	2,922	3.85%	303,520	2,893	3.81%	289,058	2,646	3.66%

Total interest-bearing liabilities	935,500	7,058	3.02%	945,883	6,902	2.92%	935,981	6,432	2.75%

Noninterest-bearing sources:
Noninterest-bearing liabilities	43,910			40,069			39,123
Shareholders’ equity	91,016			90,962			90,199

Total Liabilities and Shareholders’ Equity	1,070,426			1,076,914			1,065,303

Net Interest Income & Margin		8,099	3.17%		7,553	2.94%		7,529	2.97%